_______________________________________________________________


              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549
                          _________

                          FORM 8-K

                       CURRENT REPORT


          Pursuant to Section 13 or 15(d) of the

             Securities Exchange Act of 1934


             Date of Report:  May 15, 2001
            (Date of earliest event reported)


              JOHN DEERE CAPITAL CORPORATION
     (Exact name of registrant as specified in charter)

                          DELAWARE
         (State or other jurisdiction of incorporation)

                           1-6458
                  (Commission File Number)

                         36-2386361
              (IRS Employer Identification No.)

                          Suite 600
                First Interstate Bank Building
                     1 East First Street
                     Reno, Nevada  89501
      (Address of principal executive offices and zip code)

                       (702) 786-5527
      (Registrant's telephone number, including area code)

             _______________________________________
(Former name or former address, if changed since last report.)

_______________________________________________________________

Item 5.    Other Information Events.

John Deere Capital Corporation's net income was $35.4 million for the second quarter and $79.9 million for the first six months of 2001, compared with $32.4 million and $68.5 million, respectively, last year. The improvements for both periods were primarily due to growth of the receivable and lease portfolio and higher income from increased sales of retail notes, partially offset by higher selling and administrative expenses and increased receivable write-offs primarily related to equipment sold by the construction division.

Net receivables and leases financed by JDCC were $8.230 billion at April 30, 2001, compared with $7.848 billion one year ago. The increase resulted from acquisitions exceeding collections during the last twelve months. This was partially offset by sales of retail notes during the same period. Net receivables and leases administered, which include receivables previously sold, totaled $10.195 billion at April 30, 2001, compared with $9.596 billion at April 30, 2000.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

              (99)   Press release and additional
                     information of Deere & Company.


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

                          Signature


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                JOHN DEERE CAPITAL CORPORATION



                                By:    /s/ MICHAEL A. HARRING
                                       _________________________
                                       Michael A. Harring,
                                       Secretary


Dated:  May 15, 2001

                        Exhibit Index




Number and Description of Exhibit


(99) Press release and additional information of Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated May 15, 2001, file number 1-4121).

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